Exhibit 10.1

[Letterhead]

July 19, 2016

Richard M. Olson

Dear Rick:

It is with great pleasure that I am able to offer you the position of President and Chief Executive Officer of The Toro Company.  Earlier today, the Board of Directors formally elected you to this position effective as of November 1, 2016 and subject to your written acceptance of this offer.

The following confirms the terms and conditions of this offer:

Title:	President and Chief Executive Officer (President & CEO)

Effective Date:	November 1, 2016

Base Salary:

Your Annual Base Salary, effective November 1, 2016, will be $775,000.  This amount was set by the Compensation & Human Resources Committee (C&HR Committee) and ratified by the Board of Directors taking into account your new responsibilities.

Annual Cash Incentive:

Your F’16 Annual Performance Award, including the target and maximum payout, performance measures, weightings and goals, set by the C&HR Committee at its meeting held in December 2015 and as set forth in your Annual Performance Award Agreement will remain unchanged.

Your F’17 Annual Performance Award target and maximum payout percent will be 100% and 200% of fiscal year base salary earnings, respectively.  These were set by the C&HR Committee and ratified by the Board of Directors.  The performance measures, weightings and goals for F’17 will be determined by the C&HR Committee at its December 2016 meeting.

Long-Term Incentives:

All of your outstanding long-term incentive awards, including Stock Option Awards, Restricted Stock Unit Awards and Performance Share Awards (F’14 to F’16,  F’15 to F’17 and F’16 to F’18) will remain unchanged, including the performance measures, weightings and goals for the Performance Share Awards.

Your F’17 equity grants (Stock Option Awards and Performance Share Awards) will be set by the C&HR Committee at the December 2016 meeting taking into account your new responsibilities.  Similar to prior years, it is expected that one-half of the value of your F’17 equity grants will be delivered in the form of Stock Option Awards and the other half will be delivered in Performance Share Awards.

Stock Ownership Guidelines	Effective on November 1, 2016, your stock ownership guideline multiple will change to 5x annual base salary. You have five years, or until November 1, 2021 to meet this guideline.

Executive Perquisites:	You will be eligible for perquisites at the Chief Executive Officer level.

Rick, on behalf of the Board and myself, I want to congratulate you on this significant achievement.  I look forward to your acceptance of this offer and working with you to continue to drive the company to even higher levels of success.

Sincerely,

/s/ Michael J. Hoffman

Michael J. Hoffman

Chairman & CEO

The Toro Company

July 19, 2016

To the Board of Directors of The Toro Company:

I, Richard M. Olson, consent to being elected as the President and Chief Executive Officer of The Toro Company effective as of November 1, 2016.

/s/ Richard M. Olson
Richard M. Olson